FOR IMMEDIATE RELEASE
February 9, 2021
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2020 Results
Toledo, Ohio, February 9, 2021…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2020.
Highlights
•Reported net income attributable to common stockholders of $0.39 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.84 per diluted share
•Completed $657 million of pro rata acquisitions since the start of the fourth quarter 2020 at a blended, non-stabilized yield of 4.5%, including a 790 unit portfolio of seniors housing assets operated by Harbor Retirement Associates for $132 million subsequent to quarter end
•Completed $781 million of pro rata dispositions since the start of the fourth quarter 2020 at a blended yield of 5.2%, resulting in near-term liquidity of $5.1 billion as of February 8, 2021
•Over 90% of assisted living and memory care facilities in our Seniors Housing Operating ("SHO") portfolio have completed their first vaccination clinic, based on operator reported data as of February 8, 2021
•Named to the Dow Jones Sustainability World Index for the third consecutive year and to the Dow Jones Sustainability North America Index for the fifth consecutive year

COVID-19 Update
SHO Portfolio Occupancy remains pressured by a decline in move in activity resulting from the continued increase in COVID-19 cases and implementation of new admissions bans across many of our geographies. As of February 5, 2021, 88% of communities are accepting new residents. Recent occupancy rates are as follows:

	February	March	April	May	June	July	August	September	October	November	December	January
Spot occupancy (1)	85.6%	84.9%	82.6%	80.9%	79.9%	79.3%	78.7%	78.4%	78.0%	77.3%	76.2%	74.8%
Sequential occupancy change		(0.7)%	(2.3)%	(1.7)%	(1.0)%	(0.6)%	(0.6)%	(0.3)%	(0.4)%	(0.7)%	(1.1)%	(1.4)%
(1) Spot occupancy represents approximate month end occupancy for properties in operation as of February 29, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions and development conversions since this date.
Through February 5, 2021, total SHO portfolio occupancy declined by approximately 180 basis points to 74.4%. As of February 5, 2021, approximately 77% of our SHO communities reported no confirmed cases of COVID-19 during the trailing two weeks, 13% have reported 1-2 cases and 10% have reported 3+ cases. Distribution of COVID-19 vaccines to seniors housing residents and staff in the U.S. and U.K. began in December 2020.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements, totaled approximately $7 million and $68 million for the three and twelve months ended December 31, 2020, respectively. These costs included higher labor expenses coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such expenses had an unfavorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.02 and $0.16 for the three and twelve month periods ended December 31, 2020, respectively.
In 2020 applications were made for amounts under Phase 2 and Phase 3 of the Provider Relief Fund related to our SHO portfolio following the announcement from the Department of Health and Human Services that it expanded the eligibility of the CARES Act Provider Relief Fund to include assisted living facilities. During the fourth quarter, we received total Provider Relief Funds of approximately $9 million, which was recognized as a reduction to COVID-19 costs within property operating expenses. To date in 2021, we have received approximately $34 million of total Provider Relief Funds.
Rent Collections During the fourth quarter, we collected approximately 97% of rent due from operators under Triple-net lease agreements (primarily seniors housing and post-acute care facilities). In the Outpatient Medical ("OM") segment we collected over 98% of rent due in the fourth quarter, with uncollected amounts primarily attributable to local jurisdictions with COVID-19 related

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ordinances providing temporary rent relief to tenants. In most cases, approved and executed OM rent deferrals from earlier in the year represented two months of rent which was generally repaid in full by year end. We collected over 99% of deferred rent due in the fourth quarter.
Fourth Quarter Capital Activity and Liquidity On December 31, 2020, we had $2.0 billion of cash and cash equivalents, inclusive of $424 million of IRC section 1031 deposits, and $3.0 billion of available borrowing capacity under our unsecured revolving credit facility. During the quarter we extinguished $141 million of secured debt, $112 million of which was defeased in the third quarter and subsequently extinguished in October.

Inclusive of available borrowings under our line of credit, cash and cash equivalents, and IRC Section 1031 deposits, at February 8, 2021, we have $5.1 billion of near-term available liquidity and no material senior unsecured note maturities until 2023.
Dividend On February 9, 2021 the Board of Directors declared a cash dividend for the quarter ended December 31, 2020 of $0.61 per share. This dividend, which will be paid on February 26, 2021, to stockholders of record on February 22, 2021, will be our 199th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the fourth quarter, we completed $703 million of pro rata gross investments including $506 million in acquisitions at a blended, non-stabilized yield of 3.6%, and at a significant discount to replacement cost. Additionally, $176 million in development funding with an expected stable yield of 7.6% and $21 million of loan funding at a yield of 6.5% were completed. During the quarter, we converted four development and expansion projects for an aggregate pro rata amount of $65 million and an expected stable yield of 9.1%. Additionally, during the quarter we completed pro rata property dispositions of $674 million at a 5.2% yield.
Notable Fourth Quarter Portfolio Transactions
StoryPoint Senior Living Acquisitions During the quarter, we acquired a portfolio of 11 assisted living and memory care communities located throughout the Midwest for $89 million. The communities will be operated by StoryPoint under a new triple-net master lease.
Additionally, we expanded our RIDEA relationship with StoryPoint through the acquisition of four purpose-built, Class-A seniors housing communities in the Midwest for a pro rata investment of $147 million. We acquired these assets at historical development cost at a basis of approximately $271,000 per unit.
Wafra Joint Venture During the fourth quarter, we announced a joint venture partnership with certain investment vehicles managed by Wafra. The joint venture comprises a portfolio of 24 outpatient medical properties previously majority-owned by Welltower located in Texas, Florida, Minnesota, the Carolinas, Tennessee, California, Pennsylvania and Washington, among other states. Through the partnership, we retained a 20% economic interest in the portfolio, along with leasing and property management responsibilities. The transaction is expected to close in three tranches, with the first two tranches consisting of 18 properties closed in November and December for pro rata proceeds of $308 million and a gain on sale of $133 million. The remaining six properties are expected to close in the first quarter.
Northbridge Senior Housing Disposition During the fourth quarter, we sold a portfolio of SHO properties operated by Northbridge for $200 million, representing a 4.9% cap rate on March TTM NOI (with average portfolio occupancy during that time of 88%) or, $395,000 per unit. The six property portfolio, located in Massachusetts, has an average age of 19 years and comprises 507 units. The portfolio was previously held in a RIDEA structure in which we owned 95% and Northbridge owned a 5% interest. Following the sale, we retained a 20% interest in the portfolio with the remaining 80% owned by a fund co-managed by Taurus Investment Holdings and Northbridge Asset Management. The properties continue to be managed by Northbridge. The general partners have the option to purchase our retained interest over the next twelve months at a fixed price, of which 4% has been sold to date.
Annual Investment and Disposition Activity During the year ended December 31, 2020, we completed $1.6 billion of pro rata gross investments including $910 million in acquisitions at a blended, non-stabilized yield of 4.5%, and at a significant discount to replacement cost. Additionally, we completed $528 million in development funding with an expected stable yield of 7.6% and $200 million of loan funding at a yield of 7.3%. We converted 18 development and expansion projects for an aggregate pro rata amount of $348 million and an expected stable yield of 8.6%. Additionally, we completed pro rata property dispositions of $3.7 billion at a 5.4% yield, demonstrating strong demand and liquidity for our high-quality assets through the COVID-19 pandemic.
Notable Annual Disposition Activity
U.K. Outpatient Medical Disposition During the third quarter, we disposed of four wholly-owned properties, including three private acute surgery centers and one cancer treatment center, in the United Kingdom. We received pro rata proceeds of $334 million at a yield of 6.2% and recognized a gain on sale of $42 million.
U.S. Seniors Housing Operating Portfolio Disposition During the third quarter, we sold an 11 property SHO portfolio located in California, Washington and Nevada for $702 million, representing a 5.1% cap rate on March TTM NOI (with average portfolio

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occupancy during that time of 96%) and 3.6% on August annualized NOI or, $466,000 per unit. In conjunction with the transaction, we recognized a gain on the sale of $313 million. The portfolio was held in a joint venture in which we owned 80% and a third-party owner-operator owned 20% and managed the portfolio under a legacy RIDEA contract.
Senior Star Disposition During the second quarter, we closed on the disposition of six SHO properties operated by Senior Star located throughout the Midwest. We fully disposed of three properties and sold our majority stake in three additional properties in which we are maintaining a 15% interest through a new joint venture. Additionally, we acquired a 15% interest in a fourth property that was added to the new joint venture. The pro rata sales price related to the disposition totaled $234 million at a 6.0% yield, offset by a $6 million pro rata investment in the new property.
Kayne Anderson Real Estate Portfolio Disposition During the second quarter, we reached an agreement to sell a portfolio of seven SHO properties and 27 OM properties to Kayne Anderson Real Estate ("KA"), one of the world's preeminent private equity firms.
Including consideration for capital expenditures, the SHO properties which were previously managed by Discovery Senior Living, were sold for pro rata proceeds of $264 million at a 5.2% yield on April trailing twelve months NOI. Six of the SHO properties, which were sold in May, were held in a joint venture with an institutional partner in which we maintained a stake of 53.6%. The remaining SHO property, which was newly developed and 97.5% owned by us, was sold in June.
We sold 27 OM properties related to the transaction for total pro rata proceeds $543 million at a 5.5% yield, which includes one property which closed in the fourth quarter for pro rata proceeds of $41 million. Additionally, a right of first refusal ("ROFR") was exercised by a third party on one OM property which closed in the third quarter for pro rata proceeds of $48 million.
Invesco Outpatient Medical Joint Ventures In November 2019 we announced a joint venture agreement with Invesco Real Estate ("IRE"), a global real estate manager to sell an 85% interest in 31 properties, representing approximately 2.2 million square feet, for a total pro rata sales price of $612 million at a yield of 5.6%. We retained leasing, property management and asset management responsibilities for the joint venture. In addition, ROFR's were exercised for four properties at a sales price of $125 million in the first quarter of 2020.
During the third quarter, we expanded our partnership with IRE through a new joint venture which comprises a portfolio of 20 outpatient medical properties previously majority owned by Welltower, spanning 1.0 million square feet across five states for a total transaction price of $402 million. The average age of the properties is 16 years, with roughly half of the portfolio affiliated with health systems. Through the partnership, we retained a 15% economic interest in the portfolio along with leasing, property management and asset management responsibilities. During the year, we sold 18 of the IRE properties for a total pro rata sales price of $302 million at a 5.4% yield. The final two properties closed in the first quarter of 2021. In addition to the joint venture portfolio, ROFRs were exercised for two additional properties at a sales price of $25 million.
Outlook for First Quarter 2021 The extent to which the COVID-19 pandemic impacts our operations and those of our operators and tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and related containment and vaccination measures, among others. Accordingly, we are only introducing earnings guidance for the quarter ended March 31, 2021 and expect to report net income attributable to common stockholders in a range of $0.24 to $0.29 per diluted share and normalized FFO attributable to common stockholders in a range of $0.71 to $0.76 per diluted share. In preparing our guidance, we have made the following assumptions:
•Provider Relief Funds: Our first quarter guidance includes approximately $31 million of pro rata net Provider Relief Funds received to date.
•SHO Portfolio Occupancy: We anticipate total SHO portfolio average occupancy to decline 275 to 375 basis points in the first quarter relative to fourth quarter average occupancy.
•General and Administrative Expenses: We anticipate full year general and administrative expenses to be approximately $135 million to $140 million and stock-based compensation expense to be approximately $21 million.
•Investments: To date in 2021, we have completed pro rata acquisitions of $151 million at a blended yield of 7.7%. Our first quarter 2021 earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $395 million of development in 2021 relating to projects underway on December 31, 2020.
•Dispositions: We expect pro rata disposition proceeds of $271 million at a blended yield of 4.7% in 2021 related primarily to properties classified as held-for-sale as of December 31, 2020, substantially all of which are expected to close during the first quarter.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and Exhibit 3 for a

4Q20 Earnings Release	February 9, 2021
reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our first quarter outlook and assumptions on the fourth quarter 2020 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, February 10, 2021 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2020 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 24, 2021. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 8581528. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO") and normalized FFO to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2020, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and

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uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the receipt of relief funds under the CARES Act and other future stimulus legislation, the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q20 Earnings Release	February 9, 2021
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2020	2019
Assets
Real estate investments:
Land and land improvements	$3,440,650	$3,486,620
Buildings and improvements	28,024,971	29,163,305
Acquired lease intangibles	1,500,030	1,617,051
Real property held for sale, net of accumulated depreciation	216,613	1,253,008
Construction in progress	487,742	507,931
Less accumulated depreciation and intangible amortization	(6,104,297)	(5,715,459)
Net real property owned	27,565,709	30,312,456
Right of use assets, net	465,866	536,433
Real estate loans receivable, net of credit allowance	443,372	270,382
Net real estate investments	28,474,947	31,119,271
Other assets:
Investments in unconsolidated entities	946,234	583,423
Goodwill	68,321	68,321
Cash and cash equivalents	1,545,046	284,917
Restricted cash	475,997	100,849
Straight-line rent receivable	344,066	466,222
Receivables and other assets	629,031	757,748
Total other assets	4,008,695	2,261,480
Total assets	$32,483,642	$33,380,751

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$1,587,597
Senior unsecured notes	11,420,790	10,336,513
Secured debt	2,377,930	2,990,962
Lease liabilities	418,266	473,693
Accrued expenses and other liabilities	1,041,594	1,009,482
Total liabilities	15,258,580	16,398,247
Redeemable noncontrolling interests	343,490	475,877
Equity:
Common stock	418,691	411,005
Capital in excess of par value	20,823,145	20,190,119
Treasury stock	(104,490)	(78,955)
Cumulative net income	8,327,598	7,353,966
Cumulative dividends	(13,343,721)	(12,223,534)
Accumulated other comprehensive income	(148,504)	(112,157)
Total Welltower Inc. stockholders’ equity	15,972,719	15,540,444
Noncontrolling interests	908,853	966,183
Total equity	16,881,572	16,506,627
Total liabilities and equity	$32,483,642	$33,380,751

4Q20 Earnings Release	February 9, 2021

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2020	2019	2020	2019
	Revenues:
	Resident fees and services	$713,534	$831,684	$3,074,022	$3,448,175
	Rental income	382,049	409,583	1,443,360	1,588,400
	Interest income	21,096	15,718	69,156	63,830
	Other income	5,337	5,837	19,429	20,901
	Total revenues	1,122,016	1,262,822	4,605,967	5,121,306
	Expenses:
	Property operating expenses	620,561	662,520	2,597,823	2,690,042
	Depreciation and amortization	242,733	262,644	1,038,437	1,027,073
	Interest expense	121,173	131,648	514,388	555,559
	General and administrative expenses	27,848	26,507	128,394	126,549
	Loss (gain) on derivatives and financial instruments, net	569	(5,069)	11,049	(4,399)
	Loss (gain) on extinguishment of debt, net	13,796	2,612	47,049	84,155
	Provision for loan losses	83,085	—	94,436	18,690
	Impairment of assets	9,317	98	135,608	28,133
	Other expenses	33,088	16,042	70,335	52,612
	Total expenses	1,152,170	1,097,002	4,637,519	4,578,414
	Income (loss) from continuing operations before income taxes
	and other items	(30,154)	165,820	(31,552)	542,892
	Income tax (expense) benefit	(290)	4,832	(9,968)	(2,957)
	Income (loss) from unconsolidated entities	258	57,420	(8,083)	42,434
	Gain (loss) on real estate dispositions, net	185,464	12,064	1,088,455	748,041
	Income (loss) from continuing operations	155,278	240,136	1,038,852	1,330,410

	Net income (loss)	155,278	240,136	1,038,852	1,330,410
Less:	Net income (loss) attributable to noncontrolling interests (1)	(8,451)	15,812	60,008	97,978
	Net income (loss) attributable to common stockholders	$163,729	$224,324	$978,844	$1,232,432
	Average number of common shares outstanding:
	Basic	417,123	405,974	415,451	401,845
	Diluted	418,753	407,904	417,387	403,808
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.39	$0.55	$2.36	$3.07
	Diluted(2)	$0.39	$0.55	$2.33	$3.05
	Common dividends per share	$0.61	$0.87	$2.70	$3.48

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

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FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$163,729	$224,324	$978,844	$1,232,432
Depreciation and amortization	242,733	262,644	1,038,437	1,027,073
Impairments and losses (gains) on real estate dispositions, net	(176,147)	(11,966)	(952,847)	(719,908)
Noncontrolling interests(1)	(20,579)	(14,895)	(23,968)	(20,197)
Unconsolidated entities(2)	16,091	16,191	62,096	57,680
NAREIT FFO attributable to common stockholders	225,827	476,298	1,102,562	1,577,080
Normalizing items, net(3)	125,468	(49,947)	381,618	101,636
Normalized FFO attributable to common stockholders	$351,295	$426,351	$1,484,180	$1,678,716

Average diluted common shares outstanding	418,753	407,904	417,387	403,808

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.39	$0.55	$2.33	$3.05
NAREIT FFO	$0.54	$1.17	$2.64	$3.91
Normalized FFO	$0.84	$1.05	$3.56	$4.16

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.87	$2.70	$3.48
Normalized FFO attributable to common stockholders per share	$0.84	$1.05	$3.56	$4.16
Normalized FFO payout ratio	73%	83%	76%	84%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(21,640)	$(24,584)	$(90,926)	$(97,183)
Non-cash interest expenses(7)	2,108	1,282	11,545	11,026
Recurring cap-ex, tenant improvements, and lease commissions	(21,634)	(46,550)	(81,271)	(131,295)
Stock-based compensation(8)	1,875	4,547	22,154	23,487

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

4Q20 Earnings Release	February 9, 2021

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020		2019	2020	2019
Loss (gain) on derivatives and financial instruments, net	$569	(1)	$(5,069)	$11,049	$(4,399)
Loss (gain) on extinguishment of debt, net	13,796	(2)	2,612	47,049	84,155
Provision for loan losses	83,085	(3)	—	94,436	18,690
Nonrecurring income tax benefits	—		(8,681)	—	(8,681)
Incremental interest expense	—		—	5,871	—
Other impairment	—		—	146,508	—
Other expenses	33,088	(4)	16,042	70,335	52,612
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(5,070)	(5)	(54,851)	6,370	(40,741)
Net normalizing items	$125,468		$(49,947)	$381,618	$101,636

Average diluted common shares outstanding	418,753		407,904	417,387	403,808
Net normalizing items per diluted share	$0.30		$(0.12)	$0.91	$0.25

Note: (1) Primarily related to mark-to-market of Genesis Healthcare stock holdings.
(2) Primarily related to the extinguishment of secured debt as part of disposition transactions.
(3) Represents additional reserves due to updated collateral estimate of our Genesis Healthcare loans, as well as additional reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs and compensation and professional service costs associated with the CEO transition.
(5) Primarily related to noncontrolling interests share of non-capitalizable transaction costs.

Outlook Reconciliations: Quarter Ending March 31, 2021		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$102	$123
Impairments and losses (gains) on real estate dispositions, net(1,2)	(53)	(53)
Depreciation and amortization(1)	248	248
NAREIT FFO and Normalized FFO attributable to common stockholders	$297	$318

Per share data attributable to common stockholders:
Net income	$0.24	$0.29
NAREIT FFO and Normalized FFO	$0.71	$0.76

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(18)	$(18)
Non-cash interest expenses	3	3
Recurring cap-ex, tenant improvements, and lease commissions	(21)	(21)
Stock-based compensation	6	6

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.